MEDIA CONTACTS:
Exabyte Corporation Annette Smith (303) 417-7695 annettes@exabyte.com

Exabyte® ANNOUNCES $6 million financing

Exabyte sells $6.56 million in Series I Convertible Preferred Stock

Boulder, CO - May 17, 2002 - Exabyte Corporation (NASDAQ: EXBT), a performance and value leader in tape backup systems, today announced that it has completed, subject in part to shareholder approval, the sale to private investors, lead by Meritage Private Equity Funds, L.P., State of Wisconsin Investment Board and Crestview Capital Funds, of 6.56 million shares of the Company's newly-created Series I Convertible Preferred Stock at $1.00 per share. The Offering will be completed in two phases. The first phase, which closed today, represents a funding in the amount of $3.9 million and is convertible into shares of the Company's common stock in the aggregate amount of less than 20% of the Company's current outstanding shares. The second phase, subject to shareholder approval, provides the Company an incremental funding of $2.6 million, approximately $1 million of which represents the conversion of the previously announced $1 million bridge loan from Meritage. The Series I Convertible Preferred Stock is senior to the Company's other classes of stock.

The proceeds from the sale of the Series I Convertible Preferred Stock shall be applied to working capital requirements. "This financing represents a major step in our restructuring efforts, strengthens our balance sheet and helps to position us to solidify a new bank facility with improved terms. In addition, the cash generated from this stock offering provides us the liquidity we need in order to move closer to achieving Company profitability," stated Juan Rodriguez, Interim President and CEO of Exabyte. For more details, see Exabyte's Current Report on Form 8-K filed with the Securities and Exchange Commission today.

SEC Matters

In connection with the transactions described above, Exabyte will be filing a proxy statement with the Securities and Exchange Commission. Stockholders of Exabyte are urged to read the proxy statement when it becomes available because it will contain important information regarding these transactions. Investors and shareholders may obtain a free copy of the proxy statement when it becomes available at the SEC's website at www.sec.gov or at Exabyte's website at www.exabyte.com.

Exabyte, its Board of Directors, executive officers and employees, and certain other persons, may be deemed to be participants in the solicitation of proxies of Exabyte stockholders to approve the transactions under the Series I Preferred Stock Purchase Agreement. These individuals may have interests in the transactions, including interests resulting from acquiring Series I Preferred Stock or holding options or other shares of Exabyte. Information concerning these individuals and their interests in the transactions and the participants in the solicitation will be contained in the proxy statement to be filed with the Securities and Exchange Commission in connection with the transactions.

Exabyte's Series I Preferred Stock has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States unless registered under such act or eligible for an exemption from registration.

About Exabyte Corporation

Since 1987, when it introduced the world's first 8mm tape drive for data storage, Exabyte Corporation (NASDAQ: EXBT) has been recognized as a leading innovator in tape storage and automation. Exabyte tape solutions offer value, performance and reliability for midrange servers, workstations and computer networks. Exabyte products include Mammoth-2 (M2™) tape drives; VXA®-1, the first packet format tape drive; and the 110L™ autoloader, one of the first tape automation units for LTO™ (Ultrium™). Exabyte markets VXA, 8mm and MammothTape™ drives, and automation for MammothTape, VXA, LTO (Ultrium), Advanced Intelligent Tape™ (AIT™) and DLTtape™. Exabyte's worldwide network of distributors, resellers and OEMs includes IBM, Compaq, Fujitsu, Apple Computer, Toshiba and Tech Data, Ingram Micro and Arrow Electronics.

For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquires e-mail investor@exabyte.com.

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The foregoing includes forward-looking statements related to the company's business prospects. Such statements are subject to one or more risks. Words such as "believes," "anticipates," "expects," "intends," "plans," "positions" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The actual results that the company achieves, particularly with regard to its profitability, may differ materially from such forward-looking statements due to risks and uncertainties related to increase in revenues, reduction of operating expenses, the ability to close this and additional equity and financing arrangements, as well as the ability to obtain a new bank line of credit, and other such risks as noted in the company's 2001 Form 10-K and Form 10-Q for the quarter ending March 30, 2002. Please refer to the company's Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

Exabyte and VXA are registered trademarks, and M2 and MammothTape are trademarks of Exabyte Corp. DLTtape is a registered trademark of Quantum Corporation. LTO and Ultrium are U.S. trademarks of IBM, Seagate and HP. Advanced Intelligent Tape is a registered trademark of Sony Corporation. All other trademarks are the property of their respective owners.